Exhibit 99.1

CurAegis Technologies, Inc.

CEO Report

September 10, 2018

Dear CurAegis Technologies Shareholders,

This is a short CEO update for CurAegis Technologies, Inc. as of September 10, 2018.

We have had a change in plans.

We received a call from the interested hydraulics manufacturer. They would like to bring their two lead engineers from overseas to Rochester for pump testing rather than hosting their senior U.S. team and an Aegis team at their European facility. In the manufacturer’s view, this will facilitate evaluation of the Aegis technology and positively affect the timeline for a potential agreement.

The dates of this technology evaluation have not changed, only the location of the testing. We are looking forward to demonstrating our revolutionary technology the week of September 24th.

Our Aegis engineers are continuing their testing in anticipation of this meeting.

I will keep you updated as this evaluation proceeds. Thank you for your ongoing support and trust in our team.

Richard A. Kaplan

Chief Executive Officer

CurAegis Technologies, Inc.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS. This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of CurAegis’ businesses. More detailed information about these factors may be found in filings by CurAegis with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and periodic reports on Form 8-K. CurAegis is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CURAEGIS TECHNOLOGIES, INC. CurAegis Technologies, Inc. (OTCQB: CRGS) was incorporated as a New York business corporation on September 25, 1996. The Company develops and markets advanced technologies in the areas of power, safety and wellness. The Company is focusing its commercialization strategies on the following technologies: (i) the CURA System consists of real-time alertness monitoring utilizing the CURA app, the Group Wellness Index, and the Z-Coach wellness program and (ii) the Aegis hydraulic pump. The CURA System measures multiple metrics in order to establish that a person's ability to perform a task or job appears to be degrading. The Aegis hydraulic pump is an innovative hydraulic design, the goal of which is to deliver better efficiencies in a package that is smaller and lighter than existing technologies. The Company has not had any significant revenue-producing operations.

CONTACT: Richard A. Kaplan Chief Executive Officer 585-254-1100